As filed with the Securities and Exchange Commission on September 18, 2003
                                             Registration No. 333-________
==========================================================================

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549

                                    FORM S-8

                             Registration Statement
                        Under the Securities Act of 1933

                        TREZAC INTERNATIONAL CORPORATION
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

         TEXAS                      000-25891               76-0270330
------------------------        -----------------      ----------------------
(State of Incorporation)        (SEC File Number)      (IRS Employer I.D. No.)

                1240 South Parker Road, Suite 203, Denver, CO  80231
               -----------------------------------------------------
               (Address of principal executive offices) (Zip Code)


              CONSULTING SERVICES CONTRACT WITH HARVEY GORALNICK ,
    JOHN HOPF, SIR CHRISTOPHER THOMPSON, BRIAN KITTS, COLIN HILL, AND OLESA
                                   GROSU.
                     ----------------------------------
                           (Full title of plan)


                             PAUL TAYLOR, PRESIDENT
                       1240 South Parker Road, Suite 203
                               Denver, CO  80231
                     ---------------------------------------
                     (Name and address of agent for service)

                                 303-283-6368
         -------------------------------------------------------------
          (Telephone number, including area code for agent for service)

                                   Copies to:
                       Thomas C. Cook & Associates, Ltd.
                         4955 South Durango, Suite 214
                            Las Vegas, Nevada 89113
                             Phone:  (702) 952-8520
                            Facsimile  (702) 952-8521


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                         CALCULATION OF REGISTRATION FEE

============================================================================
                                  Proposed        Proposed
Title of                          maximum         maximum
securities       Securities       offering        aggregate     Amount of
to be            to be            price per       offering      Registration
registered       registered (1)   share           price         Fee (2)
----------       ----------       ---------       -----------   ------------
Common           67,000,000       $0.012          $804,000      $73.97
$0.0001 par
value shares
============================================================================

(1) Includes an indeterminate number of additional shares which may be issued pursuant to the above plan as a result of any future stock split, stock dividend or similar adjustment.

(2) Estimated pursuant to Rule 457(c) solely for purposes of calculating the amount of the registration fee, based upon the average of the bid and asked prices reported on September 16, 2003 by the NASD OTC Bulletin Board.


                                EXPLANATORY NOTE
                                ----------------

The information required to be provided pursuant to this Item to the individual participants in the Consulting Service Agreements as set forth in these Agreements with Harvey Goralnick, John Hopf, Sir Christopher Thompson, Brian Kitts, Colin Hill, Olesa Grosu (the "Consulting Services Agreements"). See Exhibits 10.64, 10.65, 10.66, 10.67 10.68. and 10.69



                                     PART II
                                     -------


Item 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents, which are on file with the U. S. Securities and Exchange Commission (the "Commission"), are incorporated in this registration statement by reference:

(a) All reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act, including but not limited to the Company's Annual Report on Form 10-KSB for the year ending December 31, 2002, filed on April 30, 2003 and amended on July 2, 2003




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         In addition, all documents subsequently filed pursuant to Sections
13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to the registration statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of the shares then remaining unsold, will be deemed to be incorporated by reference in the registration statement and to be a part hereof from the date of filing of the documents. Any statement contained in a document incorporated or superceded for purposes of this registration statement, to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supercedes such statement. Any such statement so modified or superceded will not be deemed, except as so modified or superceded, to constitute a part of this registration statement.


Item 4.  DESCRIPTION OF SECURITIES

      Not applicable, the class of securities to be offered is registered under Section 12 of the Securities Exchange Act of 1934.


Item 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

      Certain legal matters in connection with this registration statement will be passed upon for Trezac International, Inc. by the Law Office of Thomas
C. Cook & Associates. Mr. Thomas C. Cook, Esq. is a shareholder of the registrant.


Item 6.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

Trezac's Articles of Incorporation, as amended, provide to the fullest extent permitted by Texas law, a director or officer of the Company shall not be personally liable to Trezac or its shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of Trezac's Articles of Incorporation, as amended, is to eliminate the right of Trezac and its shareholders (through shareholders' derivative suits on behalf of Trezac) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. Trezac believes that the indemnification provisions in its Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.


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         Insofar as indemnification for liabilities arising under the Securities
Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


Item 7.  EXEMPTION FROM REGISTRATION CLAIMED.

        Not Applicable.

Item 8.  EXHIBITS.

The following documents are incorporated by reference from the Company's Periodic Report filings, SEC File # 0-25891, as filed with the Securities & Exchange Commission.

Exhibit Number    Description

 (3.0)* Articles of Incorporation of MarketCentral.net Corp., now known as Trezac International Corporation
 (3.1)* Certificate of Amendment of Articles of Incorporation of All American Consultant Aircraft, Inc.,
 (3.3)*   By-Laws
 (3.6)* Certificate of Amendment of Articles of Incorporation of Trezac International Corporation
 (5.0) Opinion of Counsel and consent regarding the legality of the securities registered under this Registration Statement
(10.64)   Consulting Services Agreement with Harvey Goralnick
(10.65)   Consulting Services Agreement with John Hopf
(10.66)   Consulting Services Agreement with Sir Christopher Thompson
(10.67)   Consulting Services Agreement with Brian Kitts
(10.68)   Consulting Services Agreement with Colin Hill
(10.69)   Consulting Services Agreement with Olesa Grosu
(23.0)    Consent of Independent Certified Public Accountant
 -------------------
* Previously filed.

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ITEM 9. UNDERTAKINGS

The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers and sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized on September 18, 2003.

                                          TREZAC INTERNATIONAL CORPORATION

                                          By: /s/  Paul Taylor
                                          ------------------------
                                                   Paul Taylor
                                                   President


         The undersigned directors and officers of Trezac International Corporation hereby constitute and appoint Paul Taylor, with full power to act without the other and with full power of substitution and re-substitution, our true and lawful attorneys-in-fact with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this registration statement under the Securities Act of 1933 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm each and every act and thing that such attorneys-in-fact, or any them, or their substitutes, shall lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                           Title                         Date
---------                    ----------------------         ------------------
/s/ Paul Taylor              President, Treasurer,          September 18, 2003
----------------------       Director and Secretary
    Paul Taylor

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